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Exhibit 10.17

[ON ASSIGNMENT LETTERHEAD]

February 28, 2002

Mr. Michael Tatum
9255 E. Mountain Springs Road
Scottsdale, AZ 85255

Dear Mike:

        We are pleased to offer you the position of Senior Vice President, Sales & Marketing in our corporate office reporting to Joe Peterson, our Chief Executive Officer. Your start date will be Monday, March 4, 2002. This letter explains the compensation structure for your position and the other terms and conditions of your employment. Your primary responsibilities include the management of our field organization through providing leadership and strategic direction in order to ensure that the sales division achieves the target goals set in place for fiscal 2002. Within this we have agreed that the position and pace by which the business must evolve requires a clear prioritization of effort and attention.

Base Salary

        Your annualized base salary will be $240,000. Your annualized base salary will be reviewed at the end of each year in conjunction with establishing a performance based incentive compensation plan for the next calendar year. You are classified as an exempt employee and therefore you are not entitled to overtime pay. Certain components of your compensation are expressed by dividing the annualized amounts by 26. Salary will be pro-rated to reflect the actual beginning and ending dates of employment as necessary.

        Your performance will be reviewed based on but not limited to such performance factors as:

  •
  Revenue growth

  •
  P&L Management

  •
  Defined Objectives & Goals

Incentive Compensation Plan

        As discussed, you will be responsible for providing Joe Peterson and the Board of Directors your plan and outline for meeting clear objectives that meet both company and personal target goals in order to be considered for a change in your incentive compensation other than outlined within this letter. You will be given 60 days to evaluate the business and provide said objectives in order to change the outline below. It is our intention to have a lucrative incentive target be a majority of your income and this current plan is built as a minimum goal for you at this time. For fiscal year 2002, you will be eligible to earn up to 50% of your base salary as a minimum to your incentive compensation. Your incentive program will be based specifically on attaining the Board approved Q4 2002 budget numbers for the North American divisions of Lab Support and Healthcare Financial Staffing. The Q4 goal set in place is defined as reaching through internal growth and maintaining for two weeks a working employee number of 2,813 for LS and a HFS goal of 1,492.

        Revenue growth with preservation of gross margins is one of our primary goals at On Assignment and so you should expect that performance beyond projections will result in substantial discretionary incentive bonus compensation.

Payment of Incentive Compensation

        Incentive compensation will be paid on an annual basis, not later than January 15th, following year-end. You must be employed on December 31st to be eligible to earn incentive payments for that year.

Stock Options

        You have been provided with an initial grant option to purchase 50,000 shares of On Assignment, Inc. Common Stock in accordance with the Company's stock option plan. Such options will be subject to all of the terms and conditions of the Company's 1987 Restated Stock Option Plan, including the vesting over a four-year period, such that 25 percent of the options vest after one year from your hire date, with the remainder vesting in monthly installments during the 36 successive months of service thereafter. This is a potentially significant component of your overall compensation package and differentiates On Assignment from other temporary staffing companies, which generally do not offer new employees a share in the overall success of the Company. Detailed information regarding your Stock Option Grant will be provided at a later date.

Employee Stock Purchase Plan ("ESPP")

        After one year of service and 1000 hours worked you will be eligible for the next (March or September) enrollment opportunity to participate in the Company's ESPP. This plan allows you to purchase On Assignment common stock through payroll deductions of up to 10% of your base salary and at a price which reflects a 15 percent discount from the lower of the beginning or ending price for the six month purchase period.

Relocation

        As agreed, you will commute from Arizona to Calabasas weekly until your relocation to California within the next 90 days. You will be given full reimbursement for reasonable expenses for hotel, air travel and subsistence while commuting as long as your expenses fall within our travel policy guidelines. For your convenience and in adherence to company policy, your travel will be booked through the Human Resources Department.

        Upon relocation you will either be reimbursed for, or On Assignment, Inc. will pay directly on your behalf, reasonable and customary expenses as follows subject to approval by our CFO, Ron Rudolph: 1) closing costs, including real estate agent fees, in connection with the sale of your Scottsdale, Arizona residence and your purchase of a new home in California, not including points; 2) Moving costs from Arizona, including up to two automobiles.

        If your employment is terminated by On Assignment, Inc. without cause within 12 months of your start date, your bi-weekly salary (and related benefits) will continue to be paid for 12 weeks from your date of termination. In the event of change of control, this 12-week provision would terminate and would be replaced by our existing "Change in Control Severance Plan". Under this plan, following an acquisition of the Company, the Sr. Vice President level receives a lump sum payment of 100% of base salary and 100% of target bonus in the event of termination without cause or voluntary termination following a reduction in compensation, a relocation of more than 35 miles in place of employment or a change in position which would materially reduce the level of authority or responsibility. A copy of the full plan is being provided to you concurrently herewith.

Car Allowance

        Once you have relocated to the area from Arizona you will be eligible to receive the car allowance. The car allowance is provided to cover the costs of operating your personal automobile while carrying out your job related responsibilities within your normal geographic area of coverage. This eliminates the need to account for mileage in the normal course of conducting your business. Your annualized auto allowance is $5,400 and paid on a bi-weekly basis.

Group Medical, Dental, Life & Disability Insurance

        On Assignment provides you with a complete package of health and other insurance benefits. The company pays over 70% of the premium for medical and dental insurance and 100% of the premium for life and long-term disability insurance. Your benefits will become effective April 1, 2002.

Personal Time Off—Vacation, Holiday and Sick Pay

        On Assignment provides 8 paid holidays and a personal time off policy (PTO). Personal time off is accrued based on your length of service and accrued days can be used for any purpose. Wherever possible PTO should be requested in advance and approved by your supervisor. You will receive 20 days of personal time off annually. PTO is available for use at any time, however the use of PTO in excess of that already accrued will not be authorized without approval of a Senior Officer or above. PTO will continue to accrue until the total amount accrued is three days above the annual allowed amount. For example: employees with five years of service or more can accrue up to a total of 200 hours. Once the maximum accrual has been reached, the accrual will cease until such time that PTO hours are taken bringing the total below the maximum.

Deferred Compensation Plan

        On Assignment, Inc. has a Deferred Compensation Plan, which allows through payroll deductions to make a pre-tax deferral of base salary and incentive compensation. The plan offers a variety of investment vehicles for these deferred funds. Details and enrollment forms are included with this offer letter.

Section 125 "Cafeteria" Plan

        You are also able to participate in the Company's Section 125 "Cafeteria" Plan, which allows you to make contributions on a pre-tax basis to fund health insurance premiums; out-of-pocket medical expenses and child/dependent care expenses.

Employment At-Will

        Employment with the Company is not for a specific term and can be terminated by yourself or the Company at any time for any reason with or without cause or advance notice. Any contrary representations which may have been made or which may be made to you are superseded by this offer. This is the full and complete agreement between you and the Company regarding your at-will employment. Although your title, compensation, benefits and other Company policies may change at the Company's sole discretion, your at-will employment relationship may only be changed in an express written document signed by you and the Company's President or its Chief Financial Officer. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign.

        Your employment pursuant to this offer is contingent on you executing the enclosed Proprietary Information and Inventions Agreement and on you providing the Company with the legally required proof of your identity and authorization to work in the United States. Your employment is also contingent upon the satisfactory conclusion of the Company's pre-employment drug testing and credit, criminal and motor vehicle investigation as well as previous salary verification, education and past employment verification.

        This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. Any such changes to the plan may only be in writing and must be approved by the Company's President or its Chief Financial Officer. A duplicate original of this offer and the Proprietary Information and Inventions Agreement is enclosed for your records. To accept this offer, please sign and return this letter and the executed Proprietary Information and Inventions Agreement to our Human Resources Department.

        Mike, please excuse the formality of this letter. We are excited about having you on the On Assignment, Inc. team. If you have any questions, please do not hesitate to call me.

Very truly yours,

/s/  RON RUDOLPH

Ron Rudolph
Executive Vice President Finance and Chief Financial Officer

I HAVE READ AND ACCEPT THIS EMPLOYMENT OFFER:

/s/ MICHAEL TATUM Michael Tatum	3/4/2002 Date

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Exhibit 10.17